Exhibit 99.1

5711 S 86TH CIR • PO
BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 592-4006
Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE
February 14, 2006
CONTACT:
STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500 • Fax: (402) 596-8902
E-Mail: ir@infousa.com
ANTHONY KREIS — MANAGER OF FINANCIAL ANALYSIS
& INVESTOR RELATIONS
Phone: (402) 593-4500 • Fax: (402) 596-8902
E-Mail: ir@infousa.com
infoUSA Refinances Bank Credit Facility
(OMAHA, NE)—infoUSA® (Nasdaq: IUSA), the leading provider of proprietary business and consumer databases and sales and marketing solutions, today announced that it has refinanced its senior credit facility. The previous $250 million senior credit facility, of which approximately $121 million is currently outstanding, has been restructured to a larger $275 million facility, comprised of a $100 million term loan and a $175 million revolving line of credit.
Vin Gupta, Chairman and CEO of infoUSA, said, “The success of infoUSA has allowed the company to significantly de-lever our balance sheet. As a result, infoUSA has refinanced its senior credit facilities to take advantage of our reduced leverage position. infoUSA expects to benefit from reduced interest expense in 2006 and for the term of the credit facility. Additionally, we expect this senior credit facility to give infoUSA the flexibility to invest in its business operations while continuing to improve the company through acquisition.”
Wells Fargo has acted as the lead arranger and administrative agent, along with LaSalle Bank National Association and Citibank F.S.B as syndication agents, and Bank of America, N.A, as documentation agent, in providing the new senior credit facility.
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.